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                                                                  EXHIBIT 10.88

                           Federal Express Corporation
                            Long-Term Incentive Plan
                  as Amended and Restated as of October 1, 1996

1.   PURPOSE OF PLAN

     The Federal Express Corporation Long-Term Incentive Plan, as amended and restated (the "Plan"), is established by Federal Express Corporation (the "Corporation") to provide a long-term incentive for key employees of the Corporation and its subsidiaries, to reward key employees for attaining high financial performance levels during defined performance periods and to retain and motivate them to exert their best efforts on behalf of the Corporation and its subsidiaries.

2.   ADMINISTRATION

     This Plan shall be administrated by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall have the sole authority to:
(i) select the key employees eligible to participate in the Plan; (ii) establish performance criteria under the Plan; (iii) approve and make awards under the Plan; (iv) interpret the Plan; (v) adopt, amend and rescind rules and regulations for the administration of the Plan; (vi) determine the level of achievement of performance criteria; and (vii) generally to administer the Plan and make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all participants. Committee decisions and selections shall be made by a majority of its members present at the meeting at which a quorum is present, and shall be final. Any decision or selection reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly held.

3.   EFFECTIVE DATE; PERFORMANCE PERIODS

     The effective date of this Plan is June 1, 1993.

     Performance periods for awards under this Plan shall be established by the Committee in its sole discretion. Unless otherwise designated by the Committee, a performance period for any award under the Plan shall be three consecutive fiscal years and shall commerce on June 1 of the first fiscal year of such period and end on May 31 of the third fiscal year of such period. The number of performance periods that may be established is unlimited and performance periods may overlap.

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4.   ELIGIBILITY

     Key employees of the Corporation who are from time to time responsible for the management, growth and protection of the business of the Corporation and its subsidiaries shall be eligible to participate for awards under the Plan. No member of the Board of Directors of the Corporation shall be eligible to participate in the Plan unless such director is also an employee of the Corporation. The employees who shall participate in the Plan shall be selected from time to time by the Committee in its sole discretion, from those eligible.

     Except as provided below, a participant must be in an eligible position at the beginning of a performance period and at the end of such period in order to receive an award under this Plan. However, participants promoted to a managing director or officer position or to a higher officer position on or before September 1 of the first fiscal year of the performance period shall participate at their new position for the entire performance period. In addition, for performance periods beginning after FY94, participants promoted to an officer position or to a higher officer position after September 1 of the first fiscal year of such performance periods shall participate at the new position for the remainder of the performance period on a pro rata basis.

5.   CONDITIONS

     (a) Awards shall be prorated for time spent on a Corporation-approved leave of absence. In such case, awards shall be reduced by an amount equal to the product of the amount of the award if there had been no leave of absence during the performance period times a ratio, the numerator of which shall be the number of full or partial months on leave and the denominator of which shall be the total number of months in the performance period.

     (b) If a participant's employment is terminated or such participant becomes ineligible to participate in the Plan for reasons other than retirement, death or permanent disability (as defined under the terms of the Corporation's short- and long-term disability plans or the Corporation's supplemental long-term disability plan or as otherwise determined by the Committee) prior to the end of a performance period, such participant shall cease to participate and shall forfeit any award accrued on behalf of the participant under the Plan during such performance period.

     (c) If a participant's employment is terminated due to retirement, death or permanent disability (as defined under the terms of the Corporation's short- and long-term disability plans or the Corporation's supplemental long-term disability plan or as otherwise determined by the Committee), the

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amount of award accrued under the Plan to the date of such termination shall be paid to the participant or, in the case of death, to the participant's personal representative, in accordance with the terms of the Plan, if all performance criteria are attained.




6.   PERFORMANCE CRITERIA

     At the beginning of a performance period, the Committee may establish a performance goal or goals on which payment of awards will be based. The Committee may modify these goals in extraordinary circumstances (i.e., mergers, acquisitions, recapitalizations, extraordinary expense or income items, etc.).

     Upon establishing such goals, the Committee may determine the projected dollar amount of individual awards ranging from threshold amounts if the performance criteria are minimally achieved, up to maximum amounts if the performance criteria are exceeded. The Committee may determine an additional bonus opportunity if the performance criteria are substantially exceeded.

     The performance goals and target awards for each performance period shall be set forth in writing and distributed to each eligible participant and shall become effective when communicated to participants.

7.   PAYMENT OF AWARDS

     No amounts can be earned until the end of a performance period because it is only after the conclusion of such period that the Committee can determine the extent of achievement of the established performance goals and awards.

     Unless otherwise determined by the Committee, awards shall be paid within three months after the end of the applicable performance period in accordance with the terms established by the Committee. Such payments shall be net of all applicable withholdings.

8.  AMENDMENTS

         This Plan may be amended any time or from time to time by the Committee provided that no amendment or alteration shall materially impair the rights of any participant accrued at the time of the amendment.



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9.   NO EFFECT ON EMPLOYMENT RIGHTS

         Nothing herein shall in any manner be construed to limit in any way the right of the Corporation to terminate an employee's employment at any time, or give any right to an employee to remain employed by the Corporation.

10.  DISPUTE RESOLUTION

         All disputes under this Plan shall be resolved by the Committee within its sole discretion and all decisions by the Committee in such matters shall be final and binding on the Corporation and the participants.

11.  TERMINATION OF PLAN

         The Committee may terminate the Plan in whole or suspend it for any performance period at any time. A suspension for a particular performance period shall not, however, affect any other performance period except to the extent specified by the Committee.




Approved by the Compensation Committee of the Board of Directors of the Corporation at its meeting held on October 1, 1996.

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